EXHIBIT (8)(s)


April 25, 1998



Annuity Investors Life insurance Company
250 East Fifth Street
Cincinnati, OH 45202
Attention:  Mark F. Muething


Dear Mark:

Re: Fee letter relating to the Annuity Investors Life Insurance Company Participation Agreement.

Pursuant to the Participation Agreement by and among The Timothy Plan Variable Series (the "Fund"), and Annuity Investors Life Insurance Company (the "Company") dated May 1, 1998 (the "Participation Agreement"), the Company will provide certain administrative services on behalf of the registered investment companies or series thereof specified in Exhibit A.

In recognition of the reduction in administrative expenses that derives from the performance of said administrative services, The Timothy Plan Variable Series Fund agrees to pay the Company the fee specified below.

    (a) For average aggregate amounts (as calculated in paragraph (b), below) invested through variable insurance products issued by the Company with the Fund, the monthly fee shall equal the percentage (calculated paragraph (b), below) of the applicable annual fee for each Fund specified in Exhibit A.

    (b) For purposes of computing the fee contemplated in paragraph (a) above, the Fund shall calculate and pay to the Company an amount equal to the product of: (a) the product of (i) the number of calendar days in the applicable month divided by the number of calendar days in that year (365 or 366 as applicable) and (ii) the applicable percentage specified in Exhibit A, hereto, multiplied by (b) the average daily market value of the investments held in such Fund pursuant to the Participation Agreement computed by totaling the aggregate investment (share net asset value multiplied by the total number of shares held) on each day during the calendar month and dividing by the total number of days during such month.

    (c) The Fund shall calculate the amount of the payment to be made pursuant to this Letter Agreement at the end of each calendar month and will make such payment to the Company within 30 days after receiving the report referenced in paragraph (e), below. Fees will be paid by wire transfer or by check. All payments hereunder shall be considered final unless disputed by the Company in writing within 60 days of receipt.

    (d) The parties agree that the fees contemplated herein are solely for shareholder servicing and other administrative services provided by the Company and do not constitute payment in any manner for investment advisory, distribution, trustee, or custodial services.


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    (e) The  Company  agrees to  provide  the Fund by the 15th day of each month with a report, which indicates the number of Owners that hold Contract interests in each Account as of the last day of the prior month.

    (f) If requested in writing by the Fund, and at the Fund's expense, the Company shall provide to the Fund, by February 14th of each year a "Special Report" from a nationally recognized accounting firm reasonably acceptable to the Fund which substantiates for each month of the prior calendar year: (a) the number of Owners that hold, through an Account, interests in each Account maintained by the Company on the last day of each month which held shares for which the fee provided or in this Letter Agreement was received by the Company, (b) that any fees billed to the Fund for such month were accurately determined in accordance with this Letter Agreement, and (c) such other information in connection with this Agreement and the Participation Agreement as may be reasonably requested by the Fund.

    (g) The parties hereto agree that the Fund may unilaterally amend Schedule A hereto to add additional investment companies or series thereof ("New Funds") as Funds subject to the provisions of this Letter Agreement by sending to the Company a written notice of the New Funds and indicating therein the fees to be paid to the Company with respect to the administrative services provided pursuant to the Participation Agreement in connection with such New Funds.

    (h) This Letter Agreement shall terminate upon termination of the Participation Agreement. Accordingly, all payments pursuant to this Letter Agreement shall cease upon termination of the Participation Agreement.

    (i) Capitalized terns not otherwise defined herein shall have the meaning assigned to herein in the Participation Agreement.

If you are in agreement with the foregoing, please sign and date below where indicated and return one copy of this signed letter agreement to me.

Very truly yours,


Arthur D. Ally
President

                                          Accepted and agreed as of May 1,
                                          1998 by Annuity Investors Life
                                          Insurance Company

                                          By:
                                              ------------------------------
                                          Name:  Mark F. Muething
                                          Title: Senior Vice President


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Exhibit A to Letter dated April 25, 1998

The Funds subject to this Agreement and applicable annual fees are as follows:

         Fund                                               Annual Fee

         The Timothy Plan Variable Series                         .20%







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